--------------------------
                                                      --------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No.____________)*


                            Foamex International Inc.
 -------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 par value
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    344123104
 -------------------------------------------------------------------------------
                                 (CUSIP Number)


                                   May 1, 2006
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.    344123104
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Par IV Capital Management LLC


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [ ]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,769,500

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,769,500

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,769,500

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.22%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA, OO

________________________________________________________________________________

CUSIP No.    344123104
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Robert B. Burke


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [ ]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,769,500

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,769,500

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,769,500

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.22%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

________________________________________________________________________________

CUSIP No.    344123104
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Paloma International L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [ ]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     884,750

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     884,750

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     884,750

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     3.61%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

________________________________________________________________________________

CUSIP No.    344123104
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     S. Donald Sussman

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [ ]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     884,750

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     884,750

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     884,750

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     3.61%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

________________________________________________________________________________

CUSIP No.    344123104
            ---------------------

Item 1(a).  Name of Issuer:

            Foamex International Inc.
            ____________________________________________________________________

      (b).  Address of Issuer's Principal Executive Offices:

            1000 Columbia Avenue
            Linwood, Pennsylvania 19061
            ________________________________________________________

Item 2(a).  Name of Persons Filing:

            Par IV Capital Management LLC
            Robert B. Burke
            Paloma International L.P.
            S. Donald Sussman
            ____________________________________________________________________

      (b).  Address of Principal Business Office, or if None, Residence:

            Par IV Capital Management LLC
            50 Tice Blvd.
            3rd Floor
            Woodcliff Lake, New Jersey 07677

            Robert B. Burke
            c/o Par IV Capital Management LLC
            50 Tice Blvd.
            3rd Floor
            Woodcliff Lake, New Jersey 07677

            Paloma International L.P.
            Two American Lane
            Greenwich, Connecticut 06836

            S. Donald Sussman
            6100 Red Hook Quarter, 18B
            Suites C, 1-6
            St. Thomas, United States Virgin Islands 00802
            ____________________________________________________________________

      (c).  Citizenship:

            Par IV Capital Management LLC - Delaware
            Robert B. Burke - United States of America
            Paloma International L.P. - Delaware
            S. Donald Sussman - United States of America
            ____________________________________________________________________

      (d).  Title of Class of Securities:

            Common Stock, $0.01 par value
            ____________________________________________________________________

      (e).  CUSIP Number:

            344123104
            ____________________________________________________________________


Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [X]  An investment adviser in accordance with s.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [ ]  Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

               Par IV Capital Management LLC - 1,769,500
               Robert B. Burke - 1,769,500
               Paloma International L.P. - 884,750
               S. Donald Sussman - 884,750
            ____________________________________________________________________

     (b)  Percent of class:

               Par IV Capital Management LLC - 7.22%
               Robert B. Burke - 7.22%
               Paloma International L.P. - 3.61%
               S. Donald Sussman - 3.61%%
            ____________________________________________________________________


     (c)  Number of shares as to which the person has:

Par IV Capital Management LLC

          (i)   Sole power to vote or to direct the vote               0
                                                        _______________________,

          (ii)  Shared power to vote or to direct the vote             1,769,500
                                                          _____________________,

          (iii) Sole power to dispose or to direct the                 0
                disposition of                            _____________________,

          (iv)  Shared power to dispose or to direct the               1,769,500
                disposition of                            _____________________.

Robert B. Burke

          (i)   Sole power to vote or to direct the vote               0
                                                        _______________________,

          (ii)  Shared power to vote or to direct the vote             1,769,500
                                                          _____________________,

          (iii) Sole power to dispose or to direct the                 0
                disposition of                            _____________________,

          (iv)  Shared power to dispose or to direct the               1,769,500
                disposition of                            _____________________.

Paloma International L.P.

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote               0
                                                        _______________________,

          (ii)  Shared power to vote or to direct the vote             884,750
                                                          _____________________,

          (iii) Sole power to dispose or to direct the                 0
                disposition of                            _____________________,

          (iv)  Shared power to dispose or to direct the               884,750
                disposition of                            _____________________.

S. Donald Sussman

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote               0
                                                        _______________________,

          (ii)  Shared power to vote or to direct the vote             884,750
                                                          _____________________,

          (iii) Sole power to dispose or to direct the                 0
                disposition of                            _____________________,

          (iv)  Shared power to dispose or to direct the               884,750
                disposition of                            _____________________.

            ____________________________________________________________________

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

           N/A
         _______________________________________________________________________


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

                  N/A
         _______________________________________________________________________


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

     Paloma International L.P. holds its 884,750 shares of Common Shares that it beneficially owns through its wholly-owned subsidiary, Sunrise Partners Limited Partnership, a Delaware limited partnership.
        _______________________________________________________________________


Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to s.240.13d-1(c) or s.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

                  N/A
         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

                  N/A
          ______________________________________________________________________

Item 10.  Certification.

          By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


                                                    May 11, 2006
                                        ----------------------------------------
                                                        (Date)


                                        Par IV Capital Management LLC*


                                        By: /s/ Robert B. Burke
                                            ---------------------------
                                        Name: Robert B. Burke
                                        Title: Managing Member


                                        /s/ Robert B. Burke*
                                        --------------------------------
                                            Robert B. Burke


                                        Paloma International L.P.*

                                        By: Paloma Partners Company L.L.C.,
                                             its general partner

                                        By: /s/ Michael J. Berner
                                            -----------------------------
                                        Name: Michael J. Berner
                                        Title: Vice President


                                        S. Donald Sussman*

                                        By: /s/ Michael J. Berner
                                           ---------------------------
                                        Name: Michael J. Berner
                                        Title: Attorney-in-Fact


* The Reporting Persons disclaim beneficial ownership of the securities reported herein except to the extent of their pecuniary interest therein.


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See s.240.13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

Exhibit A
---------
                                    AGREEMENT
                                    ---------

     The undersigned agree that this Schedule 13G dated May 11, 2006 relating to the Common Stock, $0.01 par value of Foamex International Inc. shall be filed on behalf of the undersigned.


                                        Par IV Capital Management LLC*


                                        By: /s/ Robert B. Burke
                                            --------------------------
                                        Name: Robert B. Burke
                                        Title: Managing Member


                                        /s/ Robert B. Burke*
                                        ------------------------------
                                            Robert B. Burke


                                        Paloma International L.P.*

                                        By: Paloma Partners Company L.L.C.,
                                              its general partner

                                        By: /s/ Michael J. Berner
                                            ------------------------------
                                        Name: Michael J. Berner
                                        Title: Vice President


                                        S. Donald Sussman*

                                        By:  /s/ Michael J. Berner
                                             ----------------------------
                                        Name: Michael J. Berner
                                        Title: Attorney-in-Fact

                                POWER OF ATTORNEY

The undersigned hereby makes, constitutes and appoints each of Michael J. Berner and Douglas W. Ambrose as the undersigned's true and lawful authorized representative, attorney-in-fact and agent, each with the power individually to execute for and on behalf of the undersigned and to file with and deliver to the United States Securities and Exchange Commission and any other authority or party required or entitled to receive the same: (a) any Forms 3, 4 and 5, and any amendments thereto, in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules promulgated thereunder; and (b) any Schedule 13D or Schedule 13G, and any amendments thereto, on behalf of the undersigned in accordance with Section 13 of the 1934 Act and the rules promulgated thereunder.

The undersigned also hereby grants to each such attorney-in-fact the full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that each of the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Section 16 or Section 13 or any other provision of the 1934 Act or the rules promulgated thereunder.

This Power of Attorney shall remain in full force and effect until earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of May 9, 2006.


/s/ S. Donald Sussman
----------------------
S. Donald Sussman


                         ACKNOWLEDGEMENT IN CONNECTICUT

STATE OF CONNECTICUT, COUNTY OF FAIRFIELD ss.:

     On May 9, 2006, before me, the undersigned personally appeared, S. Donald Sussman, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

                                        /s/ Diane R. Erickson, Notary Public
                                        -------------------------------------
                                        (signature and office of individual
                                        taking acknowledgement)


SK 21784 0001 668781